UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 12, 2020
Date of Report (Date of earliest event reported)
__________________________________________
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan	001-15141	38-0837640
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

855 East Main Avenue
Zeeland, MI 49464
(Address of principal executive offices and zip code)
(616) 654-3000
(Registrant's telephone number, including area code)
__________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MLHR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated With Exit or Disposal Activities
Herman Miller, Inc. (the "Company") has taken a variety of actions to substantially reduce expenses and further enhance its liquidity in response to the impact of the COVID-19 pandemic and related restrictions. Included among the activities is a voluntary reduction in its North American and international workforce as well as an involuntary reduction in its North American workforce. Combined, these actions resulted in the elimination of approximately 300 full-time positions throughout the Company in various businesses and functions as of May 14, 2020.

As the result of these actions, the Company projects an annualized expense reduction of approximately $32.2 million, of which approximately twenty-seven percent of the savings are attributable to the Company's voluntary severance program. The Company currently expects to incur severance and related charges of approximately $13.5 million (pre-tax) in the fourth quarter of fiscal 2020, consisting solely of cash expenditures for employee termination and severance costs to be paid in the Company’s next fiscal year, beginning on May 31, 2020. Depending upon the future levels of its business activities, the Company may experience further reductions in its global workforce.

SIGNATURE
        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:	May 18, 2020	HERMAN MILLER, INC.
(Registrant)
		By:	/s/ Kevin J. Veltman Kevin J. Veltman
Vice President of Investor Relations & Treasurer (Duly Authorized Signatory for Registrant)